                                                                   EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


                                     AMONG



                                 INCENTIVE A/S



                        THERMADYNE HOLDINGS CORPORATION


                                      AND


                           CLARKE HOLDING CORPORATION



               WITH RESPECT TO THE SALE OF ALL OF THE OUTSTANDING
                  CAPITAL STOCK OF CLARKE HOLDING CORPORATION




                              DATED APRIL 19, 1996

                               TABLE OF CONTENTS





                                                                                                                        Page
                                                             ARTICLE I

                                                            DEFINITIONS
                                                            -----------



         SECTION 1.1.  Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                                            ARTICLE II

                                                          THE ACQUISITION
                                                          ---------------

         SECTION 2.1.  Purchase and Sale of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

         SECTION 2.2.  Consideration for the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4


                                                            ARTICLE III

                                            REPRESENTATIONS AND WARRANTIES OF HOLDINGS
                                            ------------------------------------------

         SECTION 3.1.  Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

         SECTION 3.2.  Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

         SECTION 3.3.  No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

         SECTION 3.4.  Capitalization of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

         SECTION 3.5.  Subsidiaries and Equity Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

         SECTION 3.6.  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

         SECTION 3.7.  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

         SECTION 3.8.  Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

         SECTION 3.9.  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

         SECTION 3.10.  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

         SECTION 3.11.  Property; Liens and Encumbrances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

         SECTION 3.12.  Certain Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

         SECTION 3.13.  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

         SECTION 3.14.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

         SECTION 3.15.  Compliance with Applicable Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

         SECTION 3.16.  Brokers' Fees and Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

         SECTION 3.17.  Proprietary Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

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                                      (i)

                                                                                                                      PAGE
                                                                                                                      ----
         SECTION 3.18.  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         SECTION 3.19.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         SECTION 3.20.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         SECTION 3.21.  Personnel Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         SECTION 3.22.  Condition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         SECTION 3.23.  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         SECTION 3.24.  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         SECTION 3.25.  No Consolidation of Corporate Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         SECTION 3.26.  Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         SECTION 3.27.  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                            ARTICLE IV

                                                        REPRESENTATIONS AND
                                                        WARRANTIES OF BUYER

         SECTION 4.1.  Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         SECTION 4.2.  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         SECTION 4.3.  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         SECTION 4.4.  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         SECTION 4.5.  Brokers' Fees and Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         SECTION 4.6.  Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                             ARTICLE V

                                                             COVENANTS

         SECTION 5.1.  Conduct of Business of the Company Prior to the Closing. . . . . . . . . . . . . . . . . . . .  17

         SECTION 5.2.  Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         SECTION 5.3.  All Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         SECTION 5.4.  Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         SECTION 5.5.  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         SECTION 5.6.  Disclosure Supplements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         SECTION 5.7.  No Implied Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         SECTION 5.8.  Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         SECTION 5.9.  Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         SECTION 5.10.  Net Worth of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         SECTION 5.11.  Noncompetition; Nonsolicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         SECTION 5.12.  Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         SECTION 5.13.  Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

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                                      (ii)

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                                                                                                                      ----
         SECTION 5.14.  Transition Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                            ARTICLE VI

                                                        CLOSING CONDITIONS
                                                        ------------------

         SECTION 6.1.  Conditions to Each Party's Obligations under this Agreement  . . . . . . . . . . . . . . . . .  24

         SECTION 6.2.  Conditions to the Obligations of Buyer under this Agreement  . . . . . . . . . . . . . . . . .  25

         SECTION 6.3.  Conditions to the Obligations of Holdings under this Agreement . . . . . . . . . . . . . . . .  25

                                                            ARTICLE VII

                                                              CLOSING
                                                              -------

         SECTION 7.1.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


                                                           ARTICLE VIII

                                                   SURVIVAL AND INDEMNIFICATION
                                                   ----------------------------

         SECTION 8.1.  Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . .  27

         SECTION 8.2.  Limitations on Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         SECTION 8.3.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         SECTION 8.4.  Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         SECTION 8.5.  Adjustment to Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         SECTION 8.6.  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         SECTION 8.7.  Hold Harmless; No Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                            ARTICLE IX

                                                    TERMINATION AND ABANDONMENT
                                                    ---------------------------

         SECTION 9.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         SECTION 9.2.  Procedure and Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34






                                     (iii)

                                                             ARTICLE X

                                                     MISCELLANEOUS PROVISIONS
                                                     ------------------------

         SECTION 10.1.  Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         SECTION 10.2.  Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         SECTION 10.3.  Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         SECTION 10.4.  Expenses and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         SECTION 10.5.  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         SECTION 10.6.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         SECTION 10.7.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         SECTION 10.8.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         SECTION 10.9.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         SECTION 10.10.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         SECTION 10.11.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         SECTION 10.12.  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37






                                      (iv)

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement"), dated April 19, 1996, by and among Incentive A/S, a Danish corporation ("Buyer"), Thermadyne Holdings Corporation, a Delaware corporation ("Holdings"), and Clarke Holding Corporation, a Delaware corporation (the "Company").

                                   RECITALS:
                                   --------

         WHEREAS, Holdings is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock");

         WHEREAS, the Company and its subsidiaries are all of the Subsidiaries of the Holdings engaged in the floor maintenance business;

         WHEREAS, Holdings desires to sell to Buyer, and Buyer desires to purchase from Holdings, all of the issued and outstanding shares of Common Stock, all in accordance with the provisions of this Agreement;

         WHEREAS, the Board of Directors of Holdings and the Board of Directors of Buyer have approved the acquisition of the Company by Buyer pursuant to this Agreement; and

         WHEREAS, each of Buyer and Holdings desires to make certain representations, warranties and agreements in connection with the sale and acquisition of the Common Stock and also desires to set forth various conditions precedent thereto.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

         SECTION 1.1.  Definitions.  For purposes of this Agreement, the term:

                 (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

                 (b)    "Code" means the Internal Revenue Code of
1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

                 (c) "contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

                 (d) "Credit Agreement" means that certain Secured Guaranteed Credit Agreement, dated as of December 2, 1993, among Holdings, the financial institutions named therein, Bankers Trust Company, as Administrative Agent, and the Bank of New York, as Documentation Agent, as amended.

                 (e) "Environmental Laws" means all applicable federal, state or local laws (including but not limited to federal and state common law), statutes, codes, rules or regulations including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") relating to the environment, natural resources, pollution or handling, manufacturing, use, generation, storage, treatment, transportation, release or threatened release or disposal of Hazardous Materials.

                 (f) "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 (g) "Hazardous Materials" means (1) any wastes, substances, or materials (whether solids, liquids or gases) which are defined as a "pollutant," contaminant," hazardous material," "hazardous waste," "hazardous substance," "toxic material," "solid waste," or other similar designations in, or otherwise subject to regulation under, any applicable Environmental Laws, including, but not limited to, the following: CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time ("HMTA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time ("RCRA"), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended from time to time ("FWPCA"), the Clean Air Act, 42 U.S.C. Section 7401 et esq., as amended from time to time ("CAA") and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time ("TSCA"); (2) oil, as defined by the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as amended from time to time ("OPA-90"); (3) natural gas, synthetic gas and any mixtures thereof; (4) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysotile, amosite, crociodolite, tremolite, anthophylite and/or actinolite, whether friable or nonfriable; (5) polychlorinated biphenyls ("PCBs"), or PCB-containing materials or fluids; (6) radon; (7) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste; and (8) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any

Environmental Law or Governmental Authority requires environmental investigation, monitoring or remediation.

                 (h) "knowledge" of Holdings means the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(g) of the Disclosure Schedule.

                 (i) "Material Adverse Effect" means a material adverse effect of at least $7,500,000 with respect to the business, results of operations, liabilities, properties, assets or financial condition of, in the case of Holdings or the Company, the Company and its Subsidiaries taken as a whole, and in the case of Buyer, Buyer and its Subsidiaries taken as a whole or a material adverse effect on the transactions contemplated by this Agreement.

                 (j) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

                 (k) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, release, or threatened release of Hazardous Materials into the environment (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Materials), whether as a result of on-site operation of the Company or its Subsidiaries or as a result of off-site transportation, transfer or disposal of Hazardous Materials.

                 (l) "Senior Debt" means all indebtedness of Holdings and its Subsidiaries under the Credit Agreement.

                 (m) "Shares" means the 88,154 shares of Common Stock being sold by Holdings to Buyer pursuant to this Agreement.

                 (n) "Subsidiary" means any person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such person is owned, directly or indirectly, by another person.

                 (o) "Taxes" means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

                 (p) "Tax Returns" means any report, return or statement required to be supplied to a taxing authority in connection with Taxes.


                                   ARTICLE II

                                THE ACQUISITION
                                ---------------

         SECTION 2.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, and in reliance upon the respective representations, warranties, covenants and agreements of each of the respective parties to this Agreement, at the Closing, Holdings will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Holdings, all right, title and interest of Holdings in and to the Shares, free and clear of all Liens (as hereinafter defined).

         SECTION 2.2. Consideration for the Shares. The aggregate purchase price payable by Buyer for the Shares shall be $108.376 million (the "Purchase Price") in cash. On the Closing Date, Buyer will pay the Purchase Price by wire transfer of immediately available funds to such account as Holdings shall have designated in writing at least two days prior to the Closing Date.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS
                   ------------------------------------------

         Holdings represents and warrants to Buyer as set forth below.

         SECTION 3.1. Organization and Qualification. Each of Holdings, the Company and the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified or licensed is not, in the aggregate, reasonably likely to have a Material Adverse Effect. Holdings has delivered or made available to Buyer complete and correct copies of the Certificates or Articles of Incorporation and Bylaws of the Company and each of its Subsidiaries.

         SECTION 3.2. Authorization. Each of Holdings and the Company has full corporate power and authority to execute and deliver this Agreement and the Transition Services

Agreements (as hereinafter defined) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Holdings and the Transition Services Agreements by the Company, the performance by Holdings and the Company of their respective obligations hereunder and thereunder, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by their respective Boards of Directors. No other corporate action on the part of Holdings or the Company is necessary to authorize the execution and delivery of this Agreement or the Transition Services Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Holdings and the Company and constitutes a valid and binding obligation of Holdings and the Company, enforceable against each of them in accordance with its terms. When executed, the Transition Services Agreements will have been duly and validly executed and delivered by Holdings and will constitute a valid and binding obligation of Holdings enforceable against it in accordance with its terms.

         SECTION 3.3. No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Holdings and the Company and the performance by Holdings and the Company of their respective obligations hereunder nor the consummation by Holdings and the Company of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificates of Incorporation or Bylaws of Holdings or the Company, (b) violate, conflict with or result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payments under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which Holdings or the Company is a party or by which any of their assets is bound, (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Holdings or the Company or any of their assets or (d) result in the creation of any Lien, except such defaults, accelerations, violations and Liens which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         SECTION 3.4. Capitalization of the Company. The authorized capital stock of the Company consists of 88,154 shares, all of which are designated Common Stock. As of the date hereof, the Company has 88,154 shares of Common Stock issued and outstanding (constituting the Shares), all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company, (ii) agreements or commitments obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, (iii) restrictions to the transfer of any shares of capital stock of the Company or

(iv) requirements of the Company or Holdings to vote any shares of capital stock of the Company. The Shares are held of record and beneficially by Holdings free and clear of all Liens other than the pledge thereof to secure the Senior Debt. At Closing good title to the Shares shall be conveyed to Buyer free and clear of all Liens.

         SECTION 3.5.  Subsidiaries and Equity Investments.
                       -----------------------------------

                 (a) Section 3.5 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation, capitalization and percentage ownership of each Subsidiary of the Company. The Company has no direct or indirect equity ownership in any person other than the Subsidiaries.

                 (b) All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and, except as specified in Section 3.5 of the Disclosure Schedule, are owned of record and beneficially, directly or indirectly, by the Company, free and clear of any Liens.

                 (c) There are no (i) options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the Company's Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, (ii) agreements or commitments obligating any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of such Subsidiary, (iii) restrictions to the transfer of any shares of capital stock of any Subsidiary of the Company or (iv) requirements of the Company or Holdings to vote any shares of capital stock of any Subsidiary of the Company.

         SECTION 3.6.  Consents and Approvals.  Except as set forth in Section
3.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Holdings and the Company of the transactions contemplated by this Agreement other than (a) consents and approvals of or filings or registrations with the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) consents, registrations, approvals, authorizations, permits, filings or notifications which the failure to obtain, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

         SECTION 3.7. Financial Statements. Set forth in Section 3.7 of the Disclosure Schedule are (a) copies of the unaudited consolidated balance sheets of the Company as of December 31, 1994 and December 31, 1995, together with the related unaudited consolidated statements of income and cash flows for the years then ended, and (b) copies of the unaudited consolidated balance sheet of the Company as of March 31, 1996 (the "Interim Balance Sheet"), together with the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date (such financial statements being hereinafter referred to as the "Financial Statements"). The Financial Statements (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods covered thereby, except as otherwise noted thereon or disclosed in Section 3.7 of the Disclosure Schedule and except for the absence of notes thereto, (ii) prepared in all material respects in accordance with the books and records of the Company, and (iii) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal recurring adjustments).

         SECTION 3.8. Absence of Undisclosed Liabilities. Except for matters relating to the transactions contemplated by this Agreement, there are no liabilities (whether known or unknown, contingent or absolute, matured or unmatured) or financial obligations of the Company or any of its Subsidiaries that are required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities and obligations (a) provided for or reserved against in the Financial Statements, (b) arising after March 31, 1996 in the ordinary course of business, (c) liabilities which are not material to the financial position of the Company, or (d) disclosed in Section 3.8 of the Disclosure Schedule.

         SECTION 3.9.  Absence of Certain Changes.  Except as disclosed in
Section 3.9 of the Disclosure Schedule, since March 31, 1996, neither the Company nor any of its Subsidiaries has (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, (b) conducted its business in any material respect not in the ordinary and usual course, (c) except in the ordinary course of business, incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other person except for obligations of its Subsidiaries, (d) except in the ordinary course of business,
(i) sold, transferred or otherwise disposed of any of its property or assets or
(ii) mortgaged or encumbered any of its property or assets, (e) suffered any material casualty losses not covered by insurance, (f) extinguished any liability not reflected on the Company's Financial Statements, or (g) repurchased any capital stock of the Company or any of its Subsidiaries, or (h) agreed in writing to take any of the foregoing actions.

         SECTION 3.10. Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there is no action, suit, arbitration, investigation or proceeding ("Litigation") pending or, to the knowledge of Holdings, threatened against the Company or any of its Subsidiaries before any court, arbitrator or administrative or governmental body which, if determined adversely, is reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.11.  Property; Liens and Encumbrances.
                        ---------------------------------

                 (a) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all real property owned or leased by the Company or its Subsidiaries as of the date hereof.

                 (b) Except as set forth in Section 3.11 of the Disclosure Schedule, all properties and assets owned (the "Owned Properties") by the Company and its Subsidiaries are free and clear of all liens, pledges, claims, security interests, mortgages, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens (collectively, "Liens") except (i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions,
(ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet delinquent, (iv) Liens reflected in the Financial Statements (which have not been discharged) and (v) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by the Company or any of its Subsidiaries of properties or assets subject thereto or, in the case of real property, materially impair the present and continued use in the usual and normal conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries, as the case may be, have good and indefeasible title to the Owned Properties and there are no pending or, to the knowledge of Holdings, threatened condemnation proceedings affecting any of the Owned Properties. Each of the lease agreements with respect to the properties leased by the Company or any Subsidiary is in full force and effect, and the Company and its Subsidiaries are not in material default under any such lease.

         SECTION 3.12.  Certain Agreements.  Except as described in Section
3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written agreement with any officer, director or employee of the Company or any of its Subsidiaries (a) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (b) providing severance benefits or other benefits after the termination of employment regardless of the reason for such termination of employment, or (c) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed in Section 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money, (ii) bonus or severance agreement, (iii) employment or consulting agreement, (iv) license agreement, (v) dealer agreement, (vi) distributor agreement, (vii) floor plan agreement, (viii) agreement with the U.S. government, (ix) pricing commitment or purchase agreement, (x) compensation plan, (xi) benefit plan (whether or not covered by ERISA), (xii) retirement plan or agreement, (xiii) supplemental retirement plan, (xiv) lease, (xv) collective bargaining agreement, (xvi) mortgage, (xvii) industrial revenue bond, (xviii) pledge agreement, (xix) private label lease agreement, (xx) representations agreement, or (xxi) other contract, agreement or commitment of the Company or any of its Subsidiaries material to the operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default under any of the agreements, contracts or obligations described in Section 3.12 of the Disclosure Schedule, except such defaults which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. Each of such agreements, contracts and obligations are, to the knowledge of Holdings, in full force and effect and have been complied with by the Company and its Subsidiaries, as the case may be, except for any instance of noncompliance that has not had and is not likely to have a Material Adverse Effect. Except as set forth in Section 3.12 of the Disclosure Schedule, no consent is required under any contract or agreement listed on Section 3.12 of the Disclosure Schedule in connection with the consummation of the transactions contemplated by this Agreement except for consents which the failure to obtain would not be reasonably likely to have a Material Adverse Effect.

         SECTION 3.13.  Employee Benefit Plans.
                        ----------------------

                 (a) Section 3.13 of the Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or contributed to by the Company or any of its Subsidiaries ("Employee Benefit Plans") as of the date of this Agreement.

                 (b) Neither the Company nor any of its Subsidiaries maintains or contributes to, or on or after the date which is six years prior to the date of this Agreement (the "6-Year Look Back Date") has maintained or contributed to, any "multiemployer plan," as such term is defined in Section 3(37) or
Section 4001(a)(3) of ERISA, or any single-employer defined benefit plans covered by Title IV of ERISA. Each Employee Benefit Plan which is intended to be qualified under Section 401(a) and, if applicable,
Section 401(k) of the Code, is so qualified.

                 Except as disclosed in Section 3.13 of the Disclosure Schedule, no action, suit or proceeding relating to any Employee Benefit Plan (other than claims for benefits for which the plan administrative procedures have not been exhausted and "qualified domestic relations orders" as defined in
Section 414(p) of the Code) is pending or, to the knowledge of Holdings, threatened against the Company or any of its Subsidiaries before any court, arbitrator or administrative or governmental body. Neither the Company nor any of its Subsidiaries has failed to make contributions to any Employee Benefit Plan that are required to be made on or after the 6-Year Look Back Date under the terms of such Employee Benefit Plans or under applicable law. To the knowledge of Holdings, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries, or any of the Employee Benefit Plans (or any trusts created thereunder or any trustee or administrator thereof) has engaged in a "prohibited transaction," as such term is defined in
Section 4975 of the Code or under ERISA on or after the 6-Year Look Back Date, which could reasonably subject the Company, its Subsidiaries, any officer of the Company or any of its Subsidiaries, any of such plans or any trust to any material tax or penalty on prohibited transactions or any other liability imposed by such Section 4975 or under ERISA.

                 (c) All Employee Benefit Plans comply and have been administered in form and in operation with all applicable requirements of law except for such instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect, and no notice has been issued by any governmental authority challenging such compliance.

                 (d) No Employee Benefit Plan, employment agreement or consulting agreement, individually or collectively, provides for any payment by the Company or any of its Subsidiaries that is an "excess parachute payment" pursuant to Section 280G of the Code.

         SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule:

                 (a) all material Tax Returns required to be filed by the Company and its Subsidiaries have been filed, and each of the Company and its Subsidiaries has paid all Taxes that are shown to be due on such Tax Returns;

                 (b) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or its Subsidiaries for any taxable period; and

                 (c) no audit or other proceeding by any court or Governmental Authority is pending or, to the knowledge of Holdings, threatened with respect to any Taxes due from or with respect to the Company or its Subsidiaries.

         SECTION 3.15. Compliance with Applicable Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any provision of any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, except such violations which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         SECTION 3.16. Brokers' Fees and Commissions. Except for Gleacher NatWest Inc. (whose compensation is solely the responsibility of Holdings), none of Holdings, the Company and their respective directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

         SECTION 3.17.  Proprietary Rights.
                        ------------------

                 (a) Section 3.17 of the Disclosure Schedule contains a complete and accurate list of (i) all registered patents, trademarks, copyrights, service marks and tradenames of the Company and its Subsidiaries and
(ii) all patent and trademark applications of the Company or its Subsidiaries which have been filed and are currently pending.

                 (b) Except as set forth in Section 3.17 of the Disclosure Schedule, (i) the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor which are owned or used by the business of the Company and its Subsidiaries (the "Patent and Trademark Rights"), (ii) as of the date of this Agreement, the validity of the Patent and Trademark Rights and the title thereto of the Company or any Subsidiary are not being questioned in any litigation to which the Company or any Subsidiary is a party, nor to the knowledge of Holdings, is any such litigation threatened and (iii) as of the date of this Agreement, to the knowledge of Holdings, the conduct of the business of the Company and its Subsidiaries as now conducted does not conflict with any valid patents, trademarks, trade name, service marks or copyrights of others in any way which is reasonably likely to have a Material Adverse Effect.

         SECTION 3.18.  Labor Relations.  Except as listed or described in
Section 3.18 of the Disclosure Schedule, the Company and its Subsidiaries (i) have no unfair labor practice charges or complaints pending or, to the knowledge of Holdings, threatened against any of them before the National Labor Relations Board, (ii) have no grievance pending or threatened against them, and
(iii) have no charges pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slow down, work stoppage or lockout pending or, to the knowledge of Holdings, threatened against the Company or any of its Subsidiaries. The consummation of the transaction contemplated by this Agreement will not create any obligation of the Company or any of its Subsidiaries to pay any severance to any employee of the Company or any Subsidiary of the Company for which Holdings will not be responsible.

         SECTION 3.19. Insurance. All material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of the Company and its Subsidiaries are listed in Section 3.19 of the Disclosure Schedule and are in full force and effect. Except as set forth in
Section 3.19 of the Disclosure Schedule, as of the date of this Agreement, there are no pending material claims against the Insurance Policies by the Company or any of its Subsidiaries as to which the insurers have denied liability. Holdings makes no representation or warranty that such insurance will be continued or is continuable after the Closing; provided, however, Holdings will keep in full force and effect its product liability insurance coverage subsequent to the Closing for acts or omissions by the Company or it Subsidiaries occurring prior to the Closing and giving rise to product liability claims thereafter asserted. None of Holdings, the Company or any Subsidiary of the Company has at any time during the three years immediately preceding the date of this Agreement been unable to obtain at competitive rates insurance coverage of types and in amounts customary for similar companies in the same business engaged in by the Company and its Subsidiaries.

         SECTION 3.20.  Environmental Matters.  (a)  Except as disclosed on
Section 3.20 of the Disclosure Schedule:

                        (i) the operations of the Company and its Subsidiaries and the real property currently owned, leased or operated by the Company and its Subsidiaries and all improvements thereon are in compliance and, during the period of the Company's or any Subsidiary's ownership, tenancy or alteration have been in compliance, with all applicable Environmental Laws, except for non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

                       (ii) each of the Company and its Subsidiaries has obtained all permits, licenses, certificates, approvals and other authorizations that are required under applicable Environmental Laws ("Environmental Permits") to conduct their businesses except where the failure to possess such Environmental Permits, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                      (iii) no judicial or administrative proceedings or investigations are pending or, to the knowledge of Holdings, threatened against the Company or its Subsidiaries and no written or, to the knowledge of Holdings, oral notice, complaint, directive, notice of responsibility, notice of potential responsibility, information request, citation or summons has been delivered to the Company or its Subsidiaries by any Governmental Authority or any other person pursuant to any applicable Environmental Laws (collectively, "Environmental Claims"), except for such Environmental Claims which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

                      (iv) the real property currently (or, to the knowledge of Holdings, formerly) owned, operated or leased by the Company or its Subsidiaries is free from contamination which could reasonably be expected to have a Material Adverse Effect;

                       (v) no real property currently (or to the knowledge of Holdings, formerly) owned, operated or leased by the Company or its Subsidiaries is listed or has been proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information System ("CERCLIS") or any analogous state lists;

                      (vi) there are not now on, in or under any real property owned, leased or operated by the Company or its Subsidiaries (i) any underground storage tanks ("USTs"), (ii) any asbestos-containing materials ("ACMs"), (iii) any polychlorinated biphenyls ("PCBs"), or
         (iv) to the knowledge of Holdings, any Hazardous Materials, except for such USTs, ACMs, PCBs or Hazardous Materials the presence of which could not reasonably be expected to have a Material Adverse Effect;

                     (vii) no portion of the real property currently (or, to the knowledge of Holdings, formerly) owned, leased, or operated by the Company and its Subsidiaries has been used as a dump or landfill or consists of filled in land except where such condition has not and could not reasonably be expected to have a Material Adverse Effect;

                    (viii) there has been no Release of Hazardous Materials except as permitted under Environmental Permits issued to the Company and its Subsidiaries at, on or from any real property currently owned, leased or operated by the Company and its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect;

                      (ix) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of, or which are otherwise in the possession of, Holdings or the Company or any Subsidiary of the Company relating to any real property currently or formerly owned or leased by the Company or its Subsidiaries that have not been provided or otherwise made available to Buyer; and

                      (x) no Hazardous Material used or generated in connection with the operations of the Company or its Subsidiaries has been transported or transferred to or disposed or at any off-site facility except where such transport, transfer, or disposal has not and could not reasonably be expected to have a Material Adverse Effect.

                 (b) A true and complete list of the Environmental Permits issued to the Company or any of its Subsidiaries, all of which are, to the knowledge of Holdings, in full force and effect is set forth in Section 3.20 of the Disclosure Schedule.

         SECTION 3.21. Personnel Information. Section 3.21 of the Disclosure Schedule contains a true and complete list of all persons employed by the Company, including a description of material compensation arrangements (other than employee benefit plans described in Section 3.13 of the Disclosure Schedule). Section 3.21 of the Disclosure Schedule contains a true and complete list of the directors of the Company and of each of the Company's Subsidiaries.

         SECTION 3.22. Condition of Assets. The plant property (including the Owned Properties), equipment and other tangible assets and properties which are owned or leased by the Company and its Subsidiaries are in reasonable operating condition, ordinary wear and tear excepted, such that would allow the Company to conduct its business as it is presently being conducted.

         SECTION 3.23. Books and Records. Copies of all the minute books and stock record books of the Company have been delivered to Buyer for inspection and contain accurate records of all meetings of, and written consents by, the boards of directors (and any committees thereof) and stockholders of the Company since its incorporation. All accounting, financial, reporting, business tax, corporate and other similar books and records of the Company accurately reflect in all material respects the business and financial condition of the Company.

         SECTION 3.24. Inventory. All inventory of the Company and its Subsidiaries used in the conduct of their respective businesses, including, without limitation, raw materials, work in progress and finished goods, reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business, is of good and merchantable quality, consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business, and is subject to the reserve for excess and obsolete inventory set forth on the Interim Balance Sheet.

         SECTION 3.25. No Consolidation of Corporate Entities. None of Holdings or its Subsidiaries has at any time (a) held itself and its Subsidiaries out to the public or any of their respective creditors as being a single entity with common assets or liabilities; (b) failed to observe appropriate corporate formalities; or (c) failed to keep separate books, records and accounts.

         SECTION 3.26. Solvency. Immediately after giving effect to the transactions contemplated hereby, Holdings (i) shall not be Insolvent, (ii) shall not be left with unreasonably small capital with which to engage in its business and (iii) shall not have incurred debts beyond its ability to pay such debts as they mature such that the payment of the Purchase Price may be deemed a "fraudulent conveyance" or impermissible dividend or distribution under applicable law or otherwise subject to claims of certain creditors of Holdings or its trustees in a bankruptcy proceeding. As used herein, the term "Insolvent" means a financial condition such that the sum of such entity's debts (including contingent liabilities) is greater than all of such entity's property, at a fair valuation. Holdings further agrees to apply all net proceeds received from Buyer for the Shares first to the payment of its creditors prior to any application of such proceeds for other purposes.

         SECTION 3.27. Full Disclosure. The representations and warranties of Holdings contained in this Agreement (including the Disclosure Schedule) and in any certificate furnished by, for, or on behalf of Holdings or the Company pursuant hereto does not contain any untrue statement of a material fact or omit to state a material fact necessary, in light of the circumstances under which they were made, to make the statements contained herein or therein not misleading. For purposes hereof, a "material fact" means a fact related to an event, occurrence or condition that would reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE IV

                              REPRESENTATIONS AND
                              WARRANTIES OF BUYER
                              -------------------

         Buyer hereby represents and warrants to Holdings as set forth below.

         SECTION 4.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority is not, in the aggregate, reasonably likely to have a Material Adverse Effect. Buyer is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed is not, in the aggregate, reasonably likely to have a Material Adverse Effect.

         SECTION 4.2. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder nor the consummation by Buyer of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Buyer (or similar organizational documents), (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Buyer or any of Buyer's Subsidiaries is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign Governmental Authority applicable to Buyer or any of Buyer's Subsidiaries, except such defaults and violations which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         SECTION 4.4. Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement other than (a) consents and approvals of or filings or registrations with the DOJ pursuant to the HSR Act,
(b) requirements of federal and state securities laws and (c) consents, registrations, approvals, authorizations, permits, filings or notifications which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         SECTION 4.5. Brokers' Fees and Commissions. Except for Downer & Company (whose compensation is solely the responsibility of Buyer), neither Buyer nor any of its directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

         SECTION 4.6. Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.


                                   ARTICLE V

                                   COVENANTS
                                   ---------

         SECTION 5.1. Conduct of Business of the Company Prior to the Closing. Except as expressly contemplated by this Agreement, or with the prior written consent of Buyer, during the period from the date of this Agreement to the Closing, the Company will conduct its business and operations according to the Company's ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact and, as applicable, maintain in good repair the Company's properties, assets and business organizations, to keep available the services of the Company's officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with the Company, in each case in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, neither the Company nor any of its Subsidiaries will, prior to the Closing, without the prior written consent of Buyer:

                 (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities;

                 (b) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or its Subsidiaries;

                 (c) propose or adopt any amendment to the Certificate or Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries;

                 (d) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person except for obligations of the Company's Subsidiaries;

                 (e) increase in any manner the rate or terms of compensation of any of its directors, officers or other employees, except such increases as are granted in the ordinary course of business consistent with past practice;

                 (f) except in the ordinary course of business, (i) sell, transfer or otherwise dispose of any of its property or assets or (ii) mortgage or encumber any of its property or assets;

                 (g) enter into other agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business;

                 (h) declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than in cash in the ordinary course of business in connection with Holdings and the Company's cash management practices;

                 (i) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $100,000;

                 (j) amend, adopt or terminate any Employee Benefit Plan, except as required by law;

                 (k) take any action that would result in a breach of the representations and warranties of Holdings contained in Article III of this Agreement; or

                 (l)   agree in writing to take any of the foregoing actions.

         SECTION 5.2. Access to Information. Between the date hereof and the Closing Date, the Company and its Subsidiaries shall give to the Buyer and its counsel, accountants, engineers and other authorized representatives and agents, full access, during regular business hours and upon two days' advance notice, to any and all of their respective premises, properties, contracts, books and records, and will cause their respective officers and employees to furnish to the Buyer and its representatives any and all data and information pertaining, directly or indirectly, to the Company or its Subsidiaries that the Buyer shall from time to time reasonably request, and shall permit Buyer and its representatives to make extracts and copies thereof. If the acquisition contemplated herein is consummated, the Buyer covenants and agrees that it shall preserve and keep the records of the Company delivered to it hereunder for a period of ten years from the Closing Date, and shall make such records available to Holdings as reasonably required by Holdings in connection with any legal proceedings by or against, or governmental investigations of, Holdings, or in connection with any tax examination of Holdings or any consolidated group of which Holdings was a part or for any other proper business purpose of Holdings. Buyer shall be permitted to conduct Phase I and Phase II environmental audits of the Company's offices and other facilities. A copy of such reports (in draft and final form) shall be delivered to Holdings promptly following receipt and in any event not later than five business days prior to the Closing.

         SECTION 5.3. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         SECTION 5.4. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation (including, without limitation, furnishing all information required under the HSR Act), to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other parties apprised of the status of any inquiries made of such party by the DOJ or any other Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. Holdings and Buyer shall each pay one- half of the required filing fee under the HSR Act.

         SECTION 5.5. Public Announcements. Buyer and Holdings will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that Buyer and Holdings will give prior notice to the other party of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

         SECTION 5.6. Disclosure Supplements. From time to time prior to the Closing, Holdings will supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Such supplements and amendments shall not be given effect for purposes of Section 6.2(a); however, if the Closing occurs, Buyer except as otherwise provided herein waives any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment.

         SECTION 5.7. No Implied Representations or Warranties. Buyer hereby acknowledges and agrees that neither Holdings nor the Company is making any representation or warranty whatsoever, express or implied, except those representations and warranties of Holdings explicitly set forth in this Agreement or in the Disclosure Schedule or in any certificate contemplated hereby and delivered by Holdings in connection herewith. Except as explicitly set forth herein, none of Holdings, the Company, its Subsidiaries, or any of the respective officers, directors, partners, employees, affiliates or representatives, as the case may be, of Holdings, the Company, or the Company's Subsidiaries has made or is making any representation, express or implied, as to the value of any asset or business being so acquired, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the tangible assets being so acquired, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent.

         SECTION 5.8.  Employee Benefit Matters.
                       -------------------------

                 (a) Buyer agrees that on and after the Closing Date it will cause each of the Company and its Subsidiaries to honor, without offset, deduction, counterclaims, interruptions or deferment (other than withholdings under applicable law), all employment, severance, termination, consulting and retirement agreements to which the Company or any of its Subsidiaries is presently a party, as such agreements may hereafter be modified with the consent of the other party or as otherwise permitted by such agreements and severance policies of the Company and its Subsidiaries in effect on the date hereof. Notwithstanding the immediately preceding sentence, Holdings shall assume and discharge the obligations of the Company to provide retiree medical insurance benefits to those persons who (i) are eligible for such benefits and (ii) have retired from employment with the Company prior to the Closing Date.

                 (b) Subject to the other provisions of this Section 5.8, employees of the Company and its Subsidiaries shall be employed after the Closing Date subject to the Company's usual terms, conditions and policies of employment, including, without limitation, all of the Company's policies regarding modification of the terms and conditions of employees' employment. Notwithstanding anything contained herein to the contrary, this Section 5.8 shall not create any obligation on the part of Company or any Subsidiary thereof to employ or to continue the employment of any employees; provided, however, Buyer agrees that on and after the Closing Date it will cause each of the Company and its Subsidiaries to honor all employment and consulting agreements to which the Company or any of its Subsidiaries is presently a party.

                 (c) Effective as of the Closing Date, the participation of all employees of the Company, its Subsidiaries and their beneficiaries in the Employee Benefit Plans will terminate and no further benefits shall accrue under the Employee Benefit Plans with respect to any employees the Company and its Subsidiaries or any beneficiary thereof. Holdings shall take all such actions as may be necessary or appropriate to cause the Company and its Subsidiaries to cease their participation and that of their employees in the Company Plans as of the Closing Date.

                 (d) Prior to the Closing Date, Holdings, the Company and its Subsidiaries shall take all such actions as may be necessary to (a) cause the employees of the Company and its Subsidiaries to become fully vested in their benefits under the Holdings Retirement and Profit Sharing Plan ("Holdings Profit Sharing Plan"), and (b) make matching contributions with respect to the employees' contributions made with respect to periods prior to the Closing Date to the Holdings Profit Sharing Plan to the extent that such matching contributions would be made if the employees were employed by the sponsors of such plan on the last day of the calendar year in which the Closing Date occurs. Such matching contributions shall be made to the Holdings Profit Sharing Plan at the same time as matching contributions are made to the Holdings Profit Sharing Plan with respect to other employees of Holdings participating in the Plan.

                 (e) On and after the Closing Date, the Company and its Subsidiaries shall make all vacation payments to or with respect to the employees of the Company and its Subsidiaries allocable to employment prior to the Closing Date (including any vacation pay earned but unpaid as of the Closing Date and any "carryover" or "banked" vacation pay that had not been paid as of the Closing Date). Holdings shall be liable for vacation payments to or with respect to the employees of the Company and its Subsidiaries allocable to employment prior to the Closing Date to the extent such vacation pay was not accrued on the balance sheet(s) of the Company and its Subsidiaries on the Closing Date.

                 (f) Holdings and Buyer shall take such further action (before, at or after the Closing Date), if any, as reasonably may be necessary or convenient to implement the intent of Buyer's and Holdings' agreements contained in this Section 5.8. Holdings shall make available to Buyer such information as Buyer may reasonably request to enable Buyer to determine such matters relating to employment and salary histories for purposes of Employee Benefit Plans.

                 (g) Holdings shall take all reasonable steps, at Buyer's request, to assist Buyer in establishing employee benefit plans for employees of Company or its Subsidiaries after the Closing Date including by cooperating in negotiations with service providers under Employee Benefit Plans to provide services to the Company's or its Subsidiaries' employee benefit plans after the Closing Date.

                 (h) Holdings shall retain all liability, and hold harmless Buyer, the Company, and their Subsidiaries, officers, directors, employees and agents and each employee benefit plan maintained or contributed to by Company or its Subsidiary thereof and its administrators, fiduciaries and agents, from and against and in respect of any and all liabilities, arising out of or based upon or with respect to any Employee Benefit Plan which is allocable to or incurred prior to the Closing Date, regardless of whether payment therefore is due before or after the Closing
Date.


         SECTION 5.9. Audit. Prior to the Closing, Holdings, at its sole cost and expense, shall cause Ernst & Young LLP to conduct an audit of the consolidated balance sheets of the Company as of December 31, 1995 and March 31, 1996 and the consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 1995 and the three month period ended March 31, 1996 (collectively, the "Audited Financial Statements"). Holdings will deliver to Buyer a copy of the Audited Financial Statements not later than five business days prior to the Closing. At such time, Holdings also shall deliver to Buyer a reconciliation, prepared in reasonable detail, of the adjustments applied to the Financial Statements for the year ended December 31, 1995 and the three months ended March 31, 1996 delivered pursuant to
Section 3.7 in connection with the preparation of the Audited Financial Statements.

         SECTION 5.10. Net Worth of the Company. Holdings shall cause the Company to have as of the Closing Date a net worth (i.e., total assets minus total liabilities calculated in a manner consistent with the Financial Statements as reflected in Section 3.7 of the Disclosure Schedule and based on a cash balance of $0 and including the liabilities (to the extent not assumed by Holdings pursuant to this Agreement) listed on Schedule 3.8 of the Disclosure Schedule) at the Closing of not less than $41,464,000. The calculation of the Company's net worth shall be set forth in a statement of net worth (the "Closing Net Worth Statement") certified by the Chief Financial Officer of Holdings and delivered at the Closing to Buyer as soon as practicable following the Closing and in any event not later than 15 days after the Closing Date. If Buyer contests the calculation of net worth set forth on the Closing Net Worth Statement, Holdings shall retain Ernst & Young LLP to review such calculation and to advise Buyer and Holdings as to their determination, which shall be conclusive between the parties, of the Company's net worth, based on the methodology set forth in this Section 5.10. Any deficiency in net worth below $41,464,000, as determined by Holdings or Ernst & Young LLP, as appropriate, shall be an adjustment to the Purchase Price and shall be paid by Holdings to Buyer via wire transfer of immediately available funds not later than three business days after the delivery of the Closing Net Worth Statement. In the event Ernst & Young LLP shall determine that the net worth of the Company exceeds the net worth reflected on the Closing Net Worth Statement, the amount of such excess shall be an adjustment to the Purchase Price and shall be paid by Buyer to Holdings via wire transfer of immediately available funds not later than three business days after the delivery of Ernst & Young LLP's calculation of net worth. The fees and expenses of Ernst & Young LLP shall be the sole responsibility of Buyer, unless the determination of net worth by Ernst & Young LLP results in an increased payment by Holdings, in which case such fees and expenses shall be paid by Holdings.

         SECTION  5.11.  Noncompetition; Nonsolicitation.
                         --------------------------------

                 (a) Prior to the fifth anniversary of the Closing Date, neither Holdings nor any Subsidiary of Holdings shall manufacture, market or sell the type of products manufactured, marketed and sold by the Company on the Closing Date. Holdings acknowledges and agrees that the restrictions contained in this Section 5.11 are fair and reasonable and necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. If, at the time of enforcement of any provision of this Section 5.11, a court or other tribunal shall hold that the restrictions therein are unreasonable or unenforceable under circumstances then existing, Buyer and Holdings agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

                 (b) Holdings hereby agrees that, for a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, it will not, without Buyer's prior written consent, directly or indirectly, solicit or hire any current officer of the Company; provided, however, that nothing herein shall prohibit Holdings or any of its Subsidiaries from (x) publishing a general solicitation of employment in any newspaper, magazine or trade publication or (y) from soliciting or hiring any person who was an officer of the Company on the Closing Date but whose employment is terminated by the Company.


         SECTION 5.12. Acquisition Proposals. Neither Holdings nor the Company shall, nor shall they authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Holdings or the Company to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that notwithstanding the foregoing, Holdings or the Company, or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Holdings or the Company may, following the receipt of an Acquisition Proposal the Board of Directors of the Company determines is superior to the transactions contemplated hereby from a financial point of view to the Company's stockholders, furnish information to such offeror and participate in negotiations regarding such Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Buyer orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Buyer fully informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any Subsidiary of the Company, or any equity interest in the Company or any Subsidiary of the Company, other than the transactions contemplated hereby.

         SECTION 5.13. Termination Fee. (a) The Company shall pay to Buyer upon demand $5 million plus Buyer's Expenses (as hereinafter defined) (such payment and Expenses in no event to exceed $7 million in the aggregate), payable in same-day funds, if Holdings or the Company terminates this Agreement pursuant to Section 9.1(d). For purposes of this Section 5.13, "Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Buyer or Holdings, as applicable, to third parties in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, including all reasonable fees and expenses of counsel, accountants, experts and consultants.

                 (b) In the event that Buyer breaches this Agreement by failing to close the transactions contemplated by this Agreement, Buyer shall pay to Holdings upon demand $5 million plus Holdings' Expenses (such payment and Expenses in no event to exceed $7 million in the aggregate) payable in same-day funds.

         SECTION 5.14. Transition Services. Holdings shall provide to the Company and its Subsidiaries following the Closing such transition services as reasonably requested by Buyer. Buyer shall reimburse Holdings for the cost to Holdings of providing such services. Buyer shall provide to Holdings following the Closing such transition services as reasonably requested by Holdings. Holdings shall reimburse Buyer for the cost to Buyer of providing such services. Holdings and the Company shall enter into transition services agreements at Closing with respect to the foregoing (the "Transition Services Agreements").


                                   ARTICLE VI

                               CLOSING CONDITIONS
                               ------------------

         SECTION 6.1. Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                 (a) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated; and

                 (b) No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

         SECTION 6.2. Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

                 (a) Each of the obligations of Holdings and the Company required to be performed by them at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Holdings contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date), and Buyer shall have received a certificate to that effect signed by an officer of Holdings;

                 (b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than items which, if not obtained, would not have a Material Adverse Effect; and

                 (c) Buyer shall have received an opinion substantially to the effect of Exhibit A hereto from Weil, Gotshal & Manges LLP, counsel to Holdings.

                 (d) Buyer shall have received a copy of the fairness opinion, addressed to the board of directors of Holdings, delivered by Gleacher NatWest, Inc. in connection with the transactions contemplated by this Agreement.

         SECTION 6.3. Conditions to the Obligations of Holdings under this Agreement. The obligations of Holdings under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

                 (a) Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Holdings shall have received a certificate to that effect signed by an officer of Buyer;

                 (b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all Governmental Authorities which are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than items which, if not obtained, would not have a Material Adverse Effect; and

                 (c) Holdings shall have received opinions substantially to the effect of Exhibit B-1 and B-2 hereto from (x) Haight, Gardner, Poor & Havens, New York counsel to Buyer, and (y) special Danish counsel to Buyer.


                                  ARTICLE VII

                                    CLOSING
                                    -------

         SECTION 7.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thermadyne Holdings Corporation, 101 S. Hanley Road, St. Louis, Missouri 63105, subject to the satisfaction or waiver of the conditions set forth in Article VI, as soon as practicable after the date hereof and in any event not later than June 30, 1996, or at such other time and place and on such other date as Buyer and Holdings shall agree (the "Closing Date"). At the Closing:

                 (a) Holdings shall deliver or cause to be delivered to Buyer the following:

                              (i)  the certificate described in Section 6.2(a);

                             (ii) a certificate or certificates representing all of the Shares in appropriate form for transfer to Buyer duly endorsed in blank or accompanied by stock powers duly executed in blank;

                            (iii) all documents, including without limitation, executed UCC-3 termination statements, as are necessary to release all liens on the Company's assets, the Shares and the capital stock and assets of the Company's Subsidiaries which secure the Senior Debt;

                             (iv) resignations of directors of the Company and each Subsidiary; and

                              (v) all other previously undelivered documents required or reasonably requested to be delivered by Holdings to Buyer at or prior to the Closing pursuant to the terms of this Agreement.

                 (b) Buyer shall deliver or cause to be delivered to Holdings the following:

                              (i)  the certificate described in Section 6.3(a);
         and

                             (ii) all other previously undelivered documents required or reasonably requested to be delivered by Buyer to Holdings at or prior to the Closing pursuant to the terms of this Agreement.

                 (c) Buyer shall pay to Holdings, by wire transfer of immediately available funds, the Purchase Price.


                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         SECTION 8.1.  Survival of Representations, Warranties and Covenants.
(a) Except as to (i) the representations and warranties contained in Section 3.20, which shall survive the Closing until the expiration of four years from the Closing Date, and (ii) the representations and warranties contained in
Section 3.14, which shall survive the Closing until the expiration of the last day on which any Tax may be validly assessed by the Internal Revenue Service or any other Governmental Authority against the Company, the representations and warranties of Holdings and of Buyer contained in this Agreement shall survive the Closing until the expiration of eighteen months from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as defined in Section 8.2) asserted within such period of survival as herein provided will be timely made for purposes hereof.

                 (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

         SECTION 8.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an affiliate of a party to this Agreement.

                 (b) Notwithstanding any other provision hereof or of any applicable Law, (i) no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 8.3(a)(i) or 8.3(b)(i) unless and until the aggregate amount of claims in respect of breaches of representations and warranties asserted for Indemnifiable Losses under 8.3(a)(i) or 8.3(b)(i), as applicable, exceeds $500,000 (the "Deductible"), in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party only to the extent the amount of Indemnifiable Losses exceeds such Deductible and (ii) (A) cumulative indemnification for Indemnifiable Losses arising from the representations and warranties contained in Section 3.20 together with Indemnifiable Losses arising under Section 8.3(a)(vii), shall in no event exceed $30 million, (B) indemnification for Indemnifiable Losses arising from the representations and warranties contained in Section 3.4 shall in no event exceed the Purchase Price (without giving effect to Section 8.5), and (C) cumulative indemnification for Indemnifiable Losses arising from all other representations and warranties contained in Article III hereof shall in no event exceed $15 million in the aggregate, provided further that in no event shall the cumulative indemnification provided by Holdings arising from all breaches of representations and warranties under Article III of this Agreement (whether in tort, contract or otherwise) exceed the Purchase Price (but without giving effect to Section 8.5). Nothing herein shall be construed to limit the cumulative indemnification provided by Holdings under Sections 8.3(a)(iii),
(iv), (v), (vi) and (vii).

         SECTION 8.3. Indemnification. (a) Subject to Sections 8.1 and 8.2, Holdings agrees to indemnify, defend and hold harmless Buyer and its affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                              (i) any breach of representation or warranty of Holdings under the terms of this Agreement;

                             (ii)  any breach or nonfulfillment of any
         agreement or covenant of Holdings under the terms of this Agreement;

                            (iii)  the pending or threatened litigation,
         including workers' compensation matters, listed in Section 3.10 of the Disclosure Schedule;

                             (iv) any product liability claims against the Company or its Subsidiaries pending on the Closing Date or arising from injuries prior to the Closing Date but not yet reported as of such date;

                              (v) any liabilities arising out of labor and employment practices, including liabilities under Employee Benefit Plans of the Company or its Subsidiaries prior to the Closing Date;

                             (vi) subject to Section 8.3(c), any unpaid Taxes with respect to any taxable period of the Company ending on or before the Closing Date to the extent such unpaid Taxes exceed accruals for Taxes in the Closing Net Worth Statement;

                            (vii) any liabilities arising under Environmental Laws by the Company and its Subsidiaries prior to the Closing as well as any claims made under or pursuant to Environmental Laws resulting from or relating to any Release of Hazardous Materials by the Company or its Subsidiaries or the operations thereof if such Release commenced or occurred prior to the Closing (but was not materially exacerbated by the Company or its Subsidiaries after the Closing); provided, however, Seller shall have no obligation hereunder for any costs incurred by the Buyer, the Company or any Subsidiary that were not reasonably necessary to satisfy or settle obligations under Environmental Laws or to obtain regulatory approval thereunder; provided further, that (x) in no event may any claim first be asserted by Buyer pursuant to this paragraph 8.3(vii) subsequent to the fourth anniversary of the Closing and (y) such indemnification (collectively with any indemnification arising in respect of Section 3.20 pursuant to paragraph 8.3(i) above) shall in no event exceed $30 million in the aggregate.

                 (b) Buyer agrees to indemnify, defend and hold harmless Holdings and its affiliates and their respective directors, officers, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                              (i) any breach of representation or warranty of Buyer under the terms of this Agreement; and

                             (ii)  any breach or nonfulfillment of any
         agreement or covenant of Buyer under the terms of this Agreement.

                 (c) If requested by Buyer, Holdings agrees to negotiate in good faith regarding whether to file an election under Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign Law with respect to the purchase of the Shares (collectively, the "Election") and the Tax consequence of the Election. In the event that the Election is made, Buyer agrees to pay and to indemnify Holdings from and against (prior to the due date for making payment of such Taxes to the applicable taxing authority) the Election Tax Liability. The term "Election Tax Liability" shall mean the liability of Holdings and the Company for Taxes arising as a consequence of the Election (including interest, penalties and costs and expenses) in taxable periods of the Company ending on or before the Closing Date; provided, however, that for purposes of Buyer's obligations hereunder, the Election Tax Liability shall not exceed $6,000,000. In addition to the foregoing, Buyer agrees to indemnify, defend and hold harmless Holdings and its affiliates and their respective directors, officers, partners, employees and agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out
of any Taxes due, or    which become due, and payable and accrued in the
Closing Net Worth Statement.

         SECTION 8.4. Defense of Claims. (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expenses and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

                 (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 8.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party will not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or any other Material Adverse Effect on the Company and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.

                 (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 8.4(a) or 8.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

                 (d) The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VIII.

                 (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers fully payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                 (f) With respect to a Third Party Claim for which Holdings is the Indemnifying Party, Buyer shall, and shall cause each Indemnitee to, make available to Holdings and its representatives all books and records of Buyer and the Indemnitees relating to such Third Party Claim and shall render to Holdings such assistance and access to records and the representatives of Buyer and the Indemnitees as Holdings and its representatives may reasonably request, except that Buyer shall not be required to make available to Holdings and its representatives any books, records, documents or other information that Buyer reasonably determines to be confidential or subject to attorney-client privilege unless and until Holdings shall have entered into such agreements as Buyer reasonably deem to be necessary in light of all surrounding circumstances (including, without limitation, Holdings' need for information in connection with the investigation or defense of a Third Party Claim) to protect such confidentiality or privilege.

                 (g) Holdings shall not be entitled to contribution from, subrogation to or recovery against the Company or any Subsidiary with respect to any liability of Holdings that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

         SECTION 8.5. Adjustment to Purchase Price. Buyer and Holdings agree that any Indemnity Payment hereunder shall be treated as an adjustment to the Purchase Price. The amount of an Indemnified Loss shall be reduced by (or the Indemnified Party shall pay to the Indemnifying Party) any Tax benefits actually realized by the Indemnified Party or its affiliates which are attributable to the Indemnifiable Loss (including, without limitation, any Tax benefits arising from the payment or accrual of the Indemnified Loss or any correlative offsetting Tax benefit realized in a taxable period or periods subsequent to the period in which a deficiency for Taxes arises) (an "Offsetting Tax Benefit"). In the event that the Company or its affiliates realizes an Offsetting Tax Benefit with respect to a deficiency in Taxes arising in a consolidated or combined Tax Return filed by Holdings, Buyer shall pay the amount of such Offsetting Tax Benefit to Holdings promptly after realizing such Offsetting Tax Benefit.

         SECTION 8.6. Exclusive Remedy. Buyer and Holdings agree that, to the fullest extent permitted by law, the sole and exclusive remedy of Buyer and Holdings after the Closing with respect to any claim or cause of action asserted by Buyer or Holdings relating to or arising from breaches of the representations, warranties or covenants of the other party contained in this Agreement or any document, list, schedule, exhibit, certificate or other instrument furnished or to be furnished by or on behalf of such other party or any of its representatives in connection with the transactions contemplated by this Agreement shall be limited to the rights of Buyer and Holdings under, and shall be subject to the terms and conditions of, this Article VIII.

         SECTION 8.7. Hold Harmless; No Contribution. Notwithstanding the expiration of Holdings' obligation to indemnify or defend Buyer under Section
8.1 hereof, Holdings' hold
harmless obligations with respect to matters addressed in Sections 3.20 and 8.3(a)(vii) hereof shall survive the Closing and remain in effect indefinitely. After the fourth anniversary of the Closing Date, Buyer and its affiliates shall hold harmless Holdings for all liabilities under Environmental Laws.


                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT
                          ---------------------------

         SECTION 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                 (a)   by mutual consent of Holdings and Buyer;

                 (b)   by either Holdings or Buyer:

                                     (i)   if a court of competent jurisdiction
         or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                                     (ii)  if the Closing shall not have
         occurred on or before July 31, 1996; provided, however, that (A) Holdings shall have the right, in its sole discretion, to extend the time period in this Section 9.1(b)(ii) an additional sixty days and
         (B) the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or


                                    (iii)  if a material default or breach
         shall be made by the other with respect to the due and timely performance of any of its covenants or agreements contained herein, or in any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days (or, if such material breach or default shall first be discovered by the party entitled to assert such breach or default on or after June 1, 1996, then by June 30, 1996) after written notice to the other specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction.

                 (c) if the final reports of the Phase I and/or Phase II environmental audit conducted by Buyer disclose any condition not previously addressed in Section 3.20 of the Disclosure Schedule or disclose new information as to matters which are addressed in Section 3.20 of the

Disclosure Schedule, (x) by Holdings if such conditions or new information is stated in such environmental audit(s) to have an expected cost of clean-up remediation and/or monitoring and testing (collectively, "Remediation Costs") of $10 million or more, (y) by Holdings or, if Holdings shall not agree to escrow that portion of the Purchase Price equal to the expected Remediation Costs, by Buyer if such expected Remediation Costs exceed $15 million but are less than $25 million or (z) by Holdings or Buyer if the expected Remediation Costs exceed $25 million; or

                 (d) subject to Section 5.13, by Holdings or the Company if a superior Acquisition Proposal is accepted.

         SECTION 9.2. Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 9.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                 (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                 (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of this Section 9.2 and the proviso of Section 9.1(b)(ii) shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         SECTION 10.1. Amendment and Modification. This Agreement may be amended, modified or supplemented by a written instrument signed by the parties hereto.

         SECTION 10.2. Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or of Holdings or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Holdings or Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         SECTION 10.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 10.4. Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Buyer shall be paid by Buyer, and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Holdings or the Company (including transfer taxes, if any, with respect to the sale of the Shares) shall be paid by Holdings.

         SECTION 10.5. Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

                 (a)   If to Buyer, to:

                       Incentive A/S
                       Kongens Nytorv 28
                       P.O. Box 2064
                       DK-1013 Copenhagen K
                       Attention:  Eric Rylberg
                       Facsimile No.:  45-33-93-46-36
                       with a copy to:

                       Haight, Gardner, Poor & Havens
                       195 Broadway
                       New York, New York  10007
                       Attention:  Mark A. Saunders
                       Facsimile No.:  (212) 385-9010

                 (b)   If to Holdings or the Company, to:

                       Thermadyne Holdings Corporation
                       101 South Hanley Road
                       St. Louis, Missouri  63105
                       Attention:  James H. Tate
                       Stephanie N. Josephson
                       Facsimile No.:  (314) 746-2374

                       with a copy to:

                       Weil, Gotshal & Manges LLP
                       100 Crescent Court, Suite 1300
                       Dallas, Texas  75201
                       Attention:  R. Scott Cohen
                       Facsimile No.:  (214) 746-7777

         SECTION 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts-of-laws rules thereof.

         SECTION 10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         SECTION 10.9. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.10. Entire Agreement. This Agreement and the Disclosure Schedule embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the

Disclosure Schedule supersede all prior agreements and understandings between the parties with respect to such subject matter.

         SECTION 10.11. Assignment. This Agreement shall not be assigned by operation of law or otherwise. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to an affiliate; provided, however, in no event shall the assignment of this Agreement relieve Buyer of its obligations hereunder.

         SECTION 10.12. Specific Performance. In addition to any other remedies which Buyer may have at law or in equity, Holdings hereby acknowledges that the Shares of the Company and the Subsidiaries are unique, and that the harm to Buyer resulting from a breach by Holdings of its obligation to sell the Shares to Buyer cannot be adequately compensated by damages. Accordingly, Holdings agrees that Buyer shall have the right to have this Agreement specifically performed by Holdings.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                        INCENTIVE A/S



                                        By:    /s/ ERIC RYLBERG
                                            -----------------------------------
                                        Name:      Eric Rylberg
                                        Title:     Executive Vice President


                                        By:    /s/ PETER FRIIS
                                            -----------------------------------
                                        Name:      Peter Friis
                                        Title:     Power of Attorney



                                        THERMADYNE HOLDINGS CORPORATION



                                        By:    /s/ RANDALL E. CURRAN
                                            -----------------------------------
                                        Name:      Randall E. Curran
                                        Title:     Chairman, President and CEO



                                        CLARKE HOLDING CORPORATION



                                        By:    /s/ RANDALL E. CURRAN
                                           ------------------------------------
                                        Name:      Randall E. Curran
                                        Title:     Chairman and CEO